Delisting Determination, The Nasdaq Stock Market, LLC, September 17, 2026 Smart Powerr Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Smart Powerr Corp. effective at the opening of the trading session on October 19, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on May 1, 2026.
On May 7, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On June 9, 2026, the hearing was held.
On July 17, 2026 the Panel reached a
decision and a Decision letter was issued on said date.
The Panel decided to suspend the Company from the Exchange.
The Company common stock was suspended on July 21, 2026. The
Staff determination to delist the Company common stock became final on August 31, 2026.